UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported)    April 18, 2013

Venaxis, Inc.
(Exact name of registrant as specified in charter)

Colorado	001-33675	84-1553387
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1585 South Perry Street, Castle Rock, CO	80104
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (303) 794-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 28, 2013, the Board of Directors (the “Board”) of Venaxis, Inc., (the “Company”), in accordance with the provisions of the Company’s Bylaws, elected Stephen A. Williams, M.B. B.S, Ph.D. to serve as an independent director of the Company, with a term effective May 1, 2013 and expiring at the 2013 Annual Meeting of Shareholders.  Dr. Williams will also serve on the Board’s Compensation Committee.

Dr. Williams will receive the Company’s established non-employee director compensation, which was described in the Company’s Proxy Statement for its 2012 Annual Meeting filed with the SEC on April 11, 2012.  In addition, he will be granted an initial award of non-qualified stock options to purchase 41,333 shares of common stock at an exercise price equal to the Company’s closing stock price on the May 1, 2013 date of grant.  The grant will be made under the Company’s 2002 Stock Incentive Plan, as amended.

Dr. Williams is Chief Medical Officer of SomaLogic, Inc.  Prior thereto, he worked at Pfizer and Pfizer U.K. in its experimental medicine division, working on a variety of programs including asthma, irritable bowel syndrome, migraine, depression and urinary incontinence. Dr. Williams served on the National Advisory Council for the National Institute of Biomedical Imaging and Bioengineering from 2004-2007 and the executive Committee of the Biomarkers Consortium run by the Foundation for NIH from 2005-2007.

A copy of the press release announcing Dr. Williams’ appointment to the Board is attached to this Form 8-K as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits

Exhibits

99.1           Press Release of Venaxis, Inc., issued April 18, 2013, titled “Venaxis Appoints SomaLogic CMO and former Pfizer Executive Stephen A. Williams, M.D., Ph.D., to Board of Directors”.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Venaxis, Inc. (Registrant)
Date: April 18, 2013	By:	/s/ Jeffrey G. McGonegal
Jeffrey G. McGonegal
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description

99.1	Press Release of Venaxis, Inc., issued April 18, 2013, titled “Venaxis Appoints SomaLogic CMO and former Pfizer Executive Stephen A. Williams, M.D., Ph.D., to Board of Directors”.